Exhibit 99.1

First Aviation Announces Second Quarter Results

    WESTPORT, Conn.--(BUSINESS WIRE)--Sept. 10, 2003--First Aviation Services Inc. (NASDAQ: FAVS), one of the premier suppliers of products and services to the aerospace industry worldwide, today announced a net loss of $0.03 per share in the second quarter, compared to a net loss of $0.02 per share for the second quarter of the prior year.
    For the six months ended July 31, 2003 the Company incurred a net loss of $0.01 per share, compared to a net loss of $0.39 per share for the comparable period of the prior year. Results for the prior year included a loss of $0.38 per share related to the adoption of a new accounting principle related to goodwill.

    A summary of results is as follows:

    -- Cash provided by operating activities for the six months ended July 31, 2003, was $1.9 million, while the net increase in cash and cash equivalents was $1.9 million for the same period.

    -- Cash on hand at July 31, 2003 increased $1.9 million from year-end to 27.9 million, or $3.84 per share, and shareholders' equity increased $0.2 million from year-end to $36.3 million, or $4.99 per share.

    -- Net sales for the three months ending July 31, 2003, decreased 3.4% to $25.3 million compared to $26.2 million for the comparable period of the prior year, due to continued weakness in the aviation markets. Gross profit decreased by 2.4% to $4.8 million from $4.9 million in the prior year for the same reason as the decrease in net sales.

    -- Selling, general and administrative expenses for the three months ending July 31, 2003, decreased 4.8% compared to the comparable period of prior year, due to decreased bad debts expense and a focus on cost containment.

    -- Corporate expenses increased 10.2% for the three months ending July 31, 2003, compared to the prior year. Included in corporate expenses is approximately $122,000, or $0.02 per share, of costs incurred in connection with The Company's solicitation against a dissident stockholder's proxy contest. Corporate expenses for the six months ended July 31, 2003, were flat compared to the comparable period of the prior year.

    Michael Culver, President and CEO of First Aviation, said "Although consolidated second quarter results were disappointing, operating income before corporate expenses for the second quarter of this year increased 26% over last year's second quarter. We continue to look for opportunities that will benefit the Company long term, while also focusing on strategies to enhance sales in the short term, and hold the line on expenses. Consolidated results would have been better without the costs for the proxy contest and some costs for new business development as we continue to explore new sources of revenue."
    First Aviation, located in Westport, Connecticut and its principal operating subsidiary, Aerospace Products International Inc. ("API"), based in Memphis, Tennessee, is one of the premier suppliers of products and services worldwide to manufacturers and aircraft operators of some of the most widely used commercial and general aviation aircraft. In addition to its parts and components supply services, API is a leading provider of supply chain management and customized third party logistics services and technology solutions, including inventory management services. API also offers overhaul and repair services for brakes and starter/generators, and builds custom hose assemblies. With locations in the U.S., Canada and Asia Pacific, plus partners throughout the world, API continues to be one of the premier suppliers of aviation products, supply chain management services and technology solutions in the industry.
    The Company will host a conference call to discuss second quarter results during the week of September 15, 2003. A separate announcement will be issued for that purpose.
    More information about First Aviation can be found on the World Wide Web at http://www.favs.com and, http://www.apiparts.com.

    Forward-Looking Statements

    Certain statements discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect the Company's current expectations concerning future events and results. Such forward-looking statements, including those concerning the Company's expectations, involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company's control, that may cause the Company's actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, at a minimum, the Company's ability to obtain parts and components from its principal suppliers on a timely basis; depressed domestic and international market and economic conditions, especially those currently facing the aviation industry as a whole; the impact of changes in fuel and other freight related costs; relationships with its customers; the ability of the Company's customers to meet their financial obligations to the Company; the ability to obtain and service supply chain management contracts; changes in regulations or accounting standards; the ability to consummate suitable acquisitions and expand; and other items that are beyond the Company's control and may cause actual results to differ from management's expectations. In addition, specific consideration should be given to the various factors described in Item 7, (Management's Discussion and Analysis of Financial Condition and Results of Operations) in the Company's Annual Report on Form 10-K for the year ended January 31, 2003, and the various factors described in this release. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions, or circumstances on which the forward-looking statement is based.





                     First Aviation Services Inc.
            Consolidated Condensed Statements of Operations
                 (in thousands, except share amounts)
                              (unaudited)


                               Three months ended    Six months ended
                                    July 31,             July 31,
                                2003       2002       2003       2002
                           ---------- ---------- ---------- ----------

Net sales                    $25,278    $26,165    $50,883    $51,164
Cost of sales                 20,471     21,241     41,201     41,566
                           ---------- ---------- ---------- ----------

Gross profit                   4,807      4,924      9,682      9,598
Selling, general and
 administrative expenses       4,323      4,540      8,589      8,553

Corporate expenses               748        679      1,238      1,233
                           ---------- ---------- ---------- ----------

Loss from operations            (264)      (295)      (145)      (188)
Net interest income
 (expense) and other              (1)        68         89         99
Minority interest in
 subsidiary                      (10)       (11)       (21)       (21)
                           ---------- ---------- ---------- ----------

Loss before income taxes        (275)      (238)       (77)      (110)
Benefit (provision) for
 income taxes                     55         93        (22)        43
                           ---------- ---------- ---------- ----------

Loss before cumulative
 effect of accounting
 change                         (220)      (145)       (99)       (67)
Cumulative effect of
 accounting change, net of
 benefit for income taxes
 of $922                           -          -          -     (2,735)
                           ---------- ---------- ---------- ----------

Net loss                       $(220)     $(145)      $(99)   $(2,802)
                           ========== ========== ========== ==========

Basic net loss per share, and net
  loss per share - assuming dilution:

  Loss before cumulative
   effect of accounting
   change                     $(0.03)    $(0.02)    $(0.01)    $(0.01)
  Cumulative effect of
   accounting change               -          -          -      (0.38)
                           ---------- ---------- ---------- ----------

Basic net loss per share,
 and net loss per share -
 assuming dilution            $(0.03)    $(0.02)    $(0.01)    $(0.39)
                           ========== ========== ========== ==========

Weighted average shares
 outstanding - basic       7,261,145  7,219,300  7,256,331  7,216,747
                           ========== ========== ========== ==========

Weighted average shares
 outstanding
 - assuming dilution       7,261,145  7,219,300  7,256,331  7,216,747
                           ========== ========== ========== ==========



                     First Aviation Services Inc.
                 Consolidated Condensed Balance Sheets
                 (in thousands, except share amounts)


                                                    July 31,  January
                                                      2003       31,
                                                                2003
                                                  --------------------
                                                  (unaudited)    (a)
Assets
Current assets:
  Cash and cash equivalents                          $27,882  $26,013
  Trade receivables, net of allowance for
   doubtful accounts of $1,680 and $1,656,
   respectively                                       12,506   13,454
  Inventory, net of allowance for obsolete and
   slow moving inventory of $997,
   respectively                                       19,631   20,617
  Prepaid expenses and other                           1,369    1,318
                                                  ----------- --------
Total current assets                                  61,388   61,402

Plant and equipment, net                               3,231    3,639
                                                  ----------- --------
                                                     $64,619  $65,041
                                                  =========== ========

Liabilities and stockholders' equity
Current liabilities:
  Accounts payable                                    $9,644  $10,324
  Accrued compensation and related expenses,
    and other accrued liabilities                      2,111    2,073
  Income taxes payable                                 1,044    1,009
                                                  ----------- --------

Total current liabilities                             12,799   13,406

      Revolving line of credit                        14,500   14,500
      Minority interest in subsidiary                  1,041    1,041
                                                  ----------- --------
Total liabilities                                     28,340   28,947

Stockholders' equity:

  Common stock, $0.01 par value, 25,000,000
   shares authorized, 7,266,980 and
   7,250,710 shares outstanding, respectively             91       91
  Additional paid-in capital                          38,412   38,445
  Retained earnings                                    7,444    7,543
  Accumulated other comprehensive income (loss)          126      (96)
                                                  ----------- --------
                                                      46,073   45,983
  Less:  Treasury stock, at cost                      (9,794)  (9,889)
                                                  ----------- --------
Total stockholders' equity                            36,279   36,094
                                                  ----------- --------
Total liabilities and stockholders' equity           $64,619  $65,041
                                                  =========== ========


(a) Balances were derived from the audited balance sheet as of January
  31, 2003.

    CONTACT: First Aviation Services Inc.
             Michael D. Davidson, 203-291-3300